Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 18, 2005, accompanying the consolidated financial statements in the Annual Report of Castle Energy Corporation and Subsidiaries on Form 10-K for the year ended September 30, 2005, which is incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-4. We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
GRANT THORNTON LLP
Oklahoma City, Oklahoma
March 13, 2006